Exhibit 13.2

Management’s Report to the Shareholders of Cascades Inc.

Financial statements

The consolidated financial statements for the years ended December 31, 2007 and 2006, are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit Committee and approved by the Board of Directors.

They were prepared in accordance with accounting principles generally accepted in Canada and include some amounts, which are based on management’s estimates and judgment.

Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Company’s consolidated financial statements and business activities.

External and internal auditors have free and independent access to the Audit Committee, which is comprised of outside independent directors. The Audit Committee, which meets regularly throughout the year with members of the financial management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

Internal Control over financial reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles, including a reconciliation to United States generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting, as at December 31, 2007 based on the framework and criteria established in Internal Control–Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that assessment, management has concluded that internal control over financial reporting was effective as at December 31, 2007.

This annual report does not include an attestation report of the Company’s independent auditors regarding internal control over financial reporting.  Management’s report was not subject to attestation by the Company’s independent auditors pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

/s/ Alain Lemaire	/s/ Christian Dubé

Alain Lemaire President and Chief Executive Officer Kingsey Falls, Canada March 14, 2008	Christian Dubé Vice-President and Chief Financial Officer

Auditors’ Report To the Shareholders of Cascades Inc.

We have audited the consolidated balance sheets of Cascades Inc. (the “Company”) as at December 31, 2007 and 2006 and the consolidated statements of earnings (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montréal, Canada
March 14, 2008 (March 27, 2008 as for note 24)

Comments by Auditors for U.S. Readers
on Canada-U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company’s financial statements, such as the changes described in note 2 to the consolidated financial statements. Our report to the Shareholders dated March 14, 2008 (March 27, 2008 as for note 24) is expressed in accordance with Canadian reporting standards which do not require such references in the auditors’ report when these items are properly accounted for and adequately disclosed in the financial statements.

As described in note 24(c) to the consolidated financial statements, certain 2005 and 2006 U.S. GAAP balances have been restated to reflect the correction of errors related to derivative financial statements.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montréal, Canada
March 14, 2008 (March 27, 2008 as for note 24)

Consolidated Balance Sheets

As at December 31, 2007 and 2006 (in millions of Canadian dollars)	Note		2007	2006
Assets
Current assets
Cash and cash equivalents			25	34
Accounts receivable	9 a	)	624	650
Inventories	6, 9 a	)	555	548
			1,204	1,232
Property, plant and equipment	3, 7, 9 a	)	1,886	2,063
Intangible assets	8 a	)	130	91
Other assets	8 a	)	237	212
Goodwill	8 b	)	312	313
			3,769	3,911
Liabilities and Shareholders’ Equity
Current liabilities
Bank loans and advances			47	42
Accounts payable and accrued liabilities			572	607
Current portion of long-term debt	9		4	9
			623	658
Long-term debt	9		1,570	1,657
Other liabilities	10		377	439
			2,570	2,754
Shareholders’ equity
Capital stock	11		517	517
Retained earnings			725	649
Accumulated other comprehensive income (loss)	20		(43)	(9)
			1,199	1,157
			3,769	3,911

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Bernard Lemaire	/s/ Robert Chevrier

Bernard Lemaire Director	Robert Chevrier Director

Consolidated Statements of Shareholders’ Equity

For each of the years in the three-year period ended December 31, 2007 (in millions of Canadian dollars)						2007
	Note		Capital stock	Retained Earnings(3)	Accumulated other comprehensive income (loss)(3)	Shareholders’ equity
Balance – Beginning of year			517	649	(9)	1,157
Cumulative impact of accounting changes	2 c, h	)	—	—	1	1
Restated balance – Beginning of year			517	649	(8)	1,158
Comprehensive income:
Net earnings for the year			—	95	—	95
Change in foreign currency translation of self-sustaining foreign subsidiaries, net of related hedging activities			—	—	(41)	(41)
Change in fair value of foreign exchange forward contracts designated as cash flow hedges (1)			—	—	4	4
Change in fair value of commodity derivative financial instruments designated as cash flow hedges (2)			—	—	2	2
Comprehensive income for the year						60
Dividends			—	(16)	—	(16)
Adjustment related to stock options			2	—	—	2
Redemption of common shares	11 e	)	(2)	(3)	—	(5)
Balance – End of year			517	725	(43)	1,199

						2006
Balance – Beginning of year			264	669	(36)	897
Comprehensive income:
Net earnings for the year			—	3	—	3
Change in foreign currency translation of self-sustaining foreign subsidiaries, net of related hedging activities			—	—	27	27
Comprehensive income for the year						30
Dividends			—	(13)	—	(13)
Net proceeds from issuance of common shares	11 c	)	250	(7)	—	243
Adjustment related to stock options			4	—	—	4
Redemption of common shares			(1)	(3)	—	(4)
Balance – End of year			517	649	(9)	1,157

				2005
Balance – Beginning of year	265	783	11	1,059
Comprehensive loss:
Net loss for the year	—	(97)	—	(97)
Change in foreign currency translation of self-sustaining foreign subsidiaries, net of related hedging activities	—	—	(47)	(47)
Comprehensive loss for the year				(144)
Dividends	—	(13)	—	(13)
Adjustment related to stock options	1	—	—	1
Redemption of common shares	(2)	(4)	—	(6)
Balance – End of year	264	669	(36)	897

1.       The change in fair value of foreign exchange forward contracts designated as cash flow hedges is presented net of income taxes of $2 million and reclassification adjustments to the consolidated statement of earnings. The portion to be realized within the next twelve month is $4 million.

2.       The change in fair value of commodity derivative financial instruments designated as cash flow hedges is presented net of income taxes of $1 million and reclassification adjustments to the consolidated statement of earnings. The portion to be realized within the next twelve month is $1 million.

3.       The sum of retained earnings and accumulated other comprehensive income (loss) amounted to $682 million as of December 31, 2007 (2006–$640 million, 2005–$633 million).

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Earnings (Loss)

For each of the years in the three-year period ended December 31, 2007 (in millions of Canadian dollars, except per share amounts)	Note		2007	2006	2005
Sales			3,929	3,278	3,201
Cost of sales and expenses
Cost of sales (exclusive of depreciation and amortization shown below)			3,201	2,657	2,632
Depreciation and amortization			208	161	170
Selling and administrative expenses			390	304	305
Gains on disposal and other	12		(17)	(4)	(10)
Impairment and other restructuring costs	13 a	)	9	67	65
Loss (gain) on financial instruments	14 a	)	(6)	(3)	10
			3,785	3,182	3,172
Operating income from continuing operations			144	96	29
Interest expense			102	79	76
Gain on derivative financial instruments	14 b	)	—	—	(2)
Foreign exchange gain on long-term debt			(59)	—	(10)
			101	17	(35)
Provision for (recovery of) income taxes	15		11	6	(8)
Share of results of significantly influenced companies and dilution gain	8 a	)	(27)	(8)	(7)
Non-controlling interest			3	—	—
Net earnings (loss) from continuing operations			114	19	(20)
Net loss from discontinued operations	4		(19)	(16)	(77)
Net earnings (loss) for the year			95	3	(97)
Basic net earnings (loss) from continuing operations per common share			1.14	0.23	(0.24)
Basic and diluted net earnings (loss) per common share	11 f	)	0.95	0.04	(1.19)
Weighted average number of common shares outstanding during the year			99,329,472	80,941,603	81,136,576

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

For each of the years in the three-year period ended December 31, 2007 (in millions of Canadian dollars)	Note		2007	2006	2005
Operating activities from continuing operations
Net earnings (loss) from continuing operations			114	19	(20)
Adjustments for
Depreciation and amortization			208	161	170
Gains on disposal and other	12		(29)	(4)	(10)
Impairment and other restructuring costs	13 a	)	3	50	52
Unrealized loss (gain) on financial instruments	14 a	)	—	(5)	9
Amortization of transitional deferred unrealized gain	14 a	)	—	—	(1)
Foreign exchange gain on long-term debt			(59)	—	(10)
Future income taxes	15 a	)	(22)	(28)	(29)
Share of results of significantly influenced companies and dilution gain			(27)	(8)	(7)
Non-controlling interest			3	—	—
Others			(13)	(2)	5
			178	183	159
Changes in non-cash working capital components	16 a	)	(89)	35	(17)
			89	218	142
Investing activities from continuing operations
Purchases of property, plant and equipment			(167)	(110)	(121)
Proceeds from disposal of property, plant and equipment	12 b, f	)	7	—	19
Increase in other assets			(3)	(10)	(12)
Business acquisitions, net of cash acquired	5 a, b, c	)	(10)	(572)	(52)
Business disposals, net of cash disposed	5 d, e	)	37	8	—
			(136)	(684)	(166)
Financing activities from continuing operations
Bank loans and advances			7	(4)	(1)
Change in revolving credit facilities, net of related expenses			100	186	159
Increase in other long-term debt			—	2	3
Payments of other long-term debt			(8)	(9)	(69)
Net proceeds from issuances of common shares	11 c	)	1	242	—
Redemption of common shares	11 e	)	(5)	(4)	(6)
Dividends			(16)	(13)	(13)
			79	400	73
Change in cash and cash equivalents during the year from continuing operations			32	(66)	49
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal	4		(40)	56	(33)
Net change in cash and cash equivalents during the year			(8)	(10)	16
Translation adjustments on cash and cash equivalents			(1)	1	(3)
Cash and cash equivalents – Beginning of year			34	43	30
Cash and cash equivalents – End of year			25	34	43

The accompanying notes are an integral part of these consolidated financial statements.

Segmented information

The Company’s operations are managed by four segments: boxboard, containerboard, specialty products (which form the packaging products group) and tissue papers.

The Company analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under Canadian generally accepted accounting principles (“Canadian GAAP”); however, the chief operating decision-maker uses this performance measure for assessing the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Company. Intersegment operations are recorded on the same basis as sales to third parties, which are at fair market value.

Sales of the Company presented by reportable segment are as follows:

SALES

For each of the years in the three-year period ended December 31, 2007 (in millions of Canadian dollars)	2007	2006	2005
Packaging products
Boxboard
Manufacturing	780	727	684
Converting	671	748	717
Eliminations and others	(108)	(116)	(102)
	1,343	1,359	1,299
Containerboard (1)
Manufacturing	599	333	331
Converting	984	506	494
Eliminations and others	(390)	(239)	(220)
	1,193	600	605
Specialty products
Manufacturing	318	333	327
Converting	232	226	224
Recovery, deinked pulp and eliminations	284	132	137
	834	691	688
Eliminations	(108)	(68)	(68)
	3,262	2,582	2,524
Tissue papers
Manufacturing and converting	713	727	708
Eliminations	(46)	(31)	(31)
Total	3,929	3,278	3,201

(1)  In 2006 and 2005, the Company’s containerboard segment consists of 50% of Norampac’s sales.

The operating income (loss) before depreciation and amortization from continuing operations of the Company presented by reportable segment are as follows:

OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND

AMORTIZATION FROM CONTINUING OPERATIONS

For each of the years in the three-year period ended December 31, 2007 (in millions of Canadian dollars)	2007	2006	2005
Packaging products
Boxboard
Manufacturing	(3)	1	(17)
Converting	76	62	56
Others	(4)	(6)	(11)
	69	57	28
Containerboard (1)
Manufacturing	59	(8)	(14)
Converting	76	45	46
Others	17	7	7
	152	44	39
Specialty products
Manufacturing	6	1	(6)
Converting	26	30	24
Recovery, deinked pulp and others	27	14	10
	59	45	28
	280	146	95
Tissue papers
Manufacturing and converting	66	116	100
Corporate	6	(5)	4
Operating income before depreciation and amortization from continuing operations	352	257	199
Depreciation and amortization
Boxboard	(68)	(66)	(73)
Containerboard (1)	(68)	(38)	(39)
Specialty products	(31)	(28)	(29)
Tissue papers	(35)	(37)	(37)
Corporate and eliminations	(6)	8	8
	(208)	(161)	(170)
Operating income from continuing operations	144	96	29

(1)	In 2006 and 2005, the Company’s containerboard segment consists of 50% of operating income (loss) before depreciation and amortization from continuing operations of Norampac.

Purchases of property, plant and equipment by the Company presented by reportable segment are as follows:

PURCHASES OF PROPERTY, PLANT AND EQUIPMENT

For each of the years in the three-year period ended December 31, 2007 (in millions of Canadian dollars)	2007	2006	2005
Packaging products
Boxboard
Manufacturing	23	10	9
Converting	36	24	28
Others	—	—	—
	59	34	37
Containerboard (1)
Manufacturing	16	13	12
Converting	14	10	10
Others	—	—	3
	30	23	25
Specialty products
Manufacturing	9	10	9
Converting	10	6	5
Recovery, deinked pulp and others	7	5	6
	26	21	20
	115	78	82
Tissue papers
Manufacturing and converting	52	27	33
Corporate	7	3	4
Total	174	108	119
Purchases of property, plant and equipment included in accounts payable
Beginning of year	10	12	14
End of year	(17)	(10)	(12)
Total investing activities	167	110	121

(1)	In 2006 and 2005, the Company’s containerboard segment consists of 50% of purchase of property, plant and equipment of Norampac.

Identifiable assets of the Company presented by reportable segment are as follows:

IDENTIFIABLE ASSETS

As at December 31, 2007 and 2006 (in millions of Canadian dollars)	2007	2006
Packaging products
Boxboard	977	1,079
Containerboard	1,443	1,554
Specialty products	588	570
	3,008	3,203
Tissue papers	491	537
Corporate	199	206
Intersegment eliminations	(66)	(154)
	3,632	3,792
Investments (1)	137	119
Total	3,769	3,911

(1)	Investments included investments in significantly influenced companies, notes receivable, other investments, held for trading investment in shares less current portion of these items.

Information by geographic segment is presented as follows:

GEOGRAPHIC INFORMATION

For each of the years in the three-year period ended December 31, 2007 (in millions of Canadian dollars)	2007	2006	2005
Sales
Operations located in Canada
Within Canada	1,476	1,149	1,171
To the United States	559	462	419
Offshore	38	17	33
	2,073	1,628	1,623
Operations located in the United States
Within the United States	1,229	1,128	1,018
To Canada	53	39	51
Offshore	1	2	2
	1,283	1,169	1,071
Operations located in Europe
Within Europe	536	447	468
To the United States	—	3	5
To other countries	37	31	34
	573	481	507
Total	3,929	3,278	3,201

	2007	2006
Property, plant and equipment
Canada	1,247	1,358
United States	472	527
Europe	167	178
Total	1,886	2,063

	2007	2006
Goodwill, customer relationships and client lists and other finite-life intangible assets
Canada	342	285
United States	99	118
Europe	1	1
Total	442	404

Notes to Consolidated Financial Statements

For each of the years in the three-year period ended December 31, 2007 (tabular amounts in millions of Canadian dollars, except per share amounts)

1. Significant accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with Canadian GAAP and include the following significant accounting policies.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. They also include the portion of the accounts of the joint ventures accounted for using the proportionate consolidation method. Investments in significantly influenced companies are accounted for using the equity method. The Company also identifies variable interest entities in which it has an interest and determines whether it is the primary beneficiary of such entities. If the Company is the primary beneficiary of the variable interest entities identified, those entities are consolidated. A variable interest entity is defined as an entity in which the equity is not sufficient to permit the entity to finance its activities without external financial support, or the equity investors lack either voting control and obligation to absorb future losses or the right to receive future returns.

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, management reviews its estimates, including those related to environmental costs, employee future benefits, financial instruments, contingencies, income taxes and related valuation allowance, useful life of property, plant and equipment and impairment of long-lived assets and goodwill. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they are known.

Revenue recognition

The Company recognizes its sales, which consist of product sales, when persuasive evidence of an arrangement exists, goods are shipped, significant risks and benefits of ownership are transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured.

Financial instruments and hedging relationships

Financial assets and financial liabilities are initially recognized at fair value and their subsequent measurement is dependent on their classification as described below. The classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments. The standards require that all financial assets be classified as held for trading (“HFT”), available for sale (“AFS”), held to maturity (“HTM”) or loans and receivables. Financial liabilities should be classified as HFT or other liabilities. Derivatives are classified as HFT unless they are designated within an effective hedging relationship. The standards require that all financial assets and liabilities, including all derivatives, be measured at fair value on initial recognition, with the exception of certain related party transactions, and subsequently accounted for based on their classification. Settlement date accounting continues to be used by the Company for all financial assets. Changes in fair value of the acquired asset between the trade date and the settlement date are reflected in earnings, other than gains and losses on AFS financial assets, which are reflected in other comprehensive income.

Classification of financial instruments

The following is a summary of the accounting model the Company elected to apply to each of its significant categories of financial instruments:

Cash and cash equivalents	Designated as held for trading
Accounts receivable	Loans and receivables
Notes receivable	Loans and receivables
Other investments	Designated as available for sale
Held for trading investment in shares	Designated as held for trading
Bank loans and advances	Other liabilities
Accounts payable and accrued liabilities	Other liabilities
Long-term debt	Other liabilities
Derivative instruments	Held for trading

Held for trading

HFT financial instruments are financial assets and liabilities typically acquired with the objective to generate revenues from short-term fluctuations in price. They are measured at fair value at the balance sheet date. Interest earned, gains and losses realized on disposal and unrealized gains and losses from change in fair value are recorded in the statement of earnings.

Held to maturity

HTM financial assets are non-derivative financial assets with fixed or determinable payments and a fixed maturity, other than loans and receivables, that an entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost. The Company did not hold any HTM assets as at December 31, 2007.

Available for sale

AFS financial assets are those non-derivative financial assets that are designated as AFS or that are not classified as loans and receivables, HTM or HFT. AFS financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until realized, when the cumulative gain or loss is transferred to the consolidated statement of earnings and presented within loss or gain on financial instruments. When unrealized losses on AFS securities are determined to be other than temporary, the cost of the financial asset is written down to fair value with the change recorded in net gains on investments in the consolidated statement of earnings. Securities that are classified as AFS and that do not have a readily available market value are recorded at cost. Dividends and interest income from AFS instruments are recorded in the consolidated statement of earnings.

Loans and receivables

Loans and receivables are accounted for at amortized cost.

Other liabilities

Other liabilities are recorded at amortized cost and include all liabilities other than derivatives or liabilities which have been identified as HFT.

Derivatives

The Company uses derivative financial instruments in the management of its foreign currency, commodity and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

Derivatives are carried at fair value and are reported as assets where they have a positive fair value and as liabilities where they have a negative fair value. The change in fair value during the year is recorded in earnings unless the instruments are part of a hedging relationship.

Embedded derivatives

Derivatives embedded in other financial instruments or contracts are separated from their host contracts and accounted for as derivatives when their economic characteristics and risks are not closely related to those of the host contract. Embedded derivatives are measured at fair value with changes in fair value recognized in earnings. The Company has elected January 1, 2003 as its transition date for identification of its embedded derivatives.

Transaction costs

Transaction costs related to HFT financial assets and liabilities are expensed as incurred. Transaction costs related to HTM financial assets, loans and receivables and other liabilities are considered into the carrying value of the asset or liability and are then amortized over the expected life of the instrument using the effective interest rate method. Transaction costs related to AFS assets are capitalized on initial recognition and written off to other comprehensive income on the next financial reporting date.

Determination of fair value

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable willing parties who are under no compulsion to act. The fair value of a financial instrument on initial recognition is the transaction price, which is the fair value of the consideration given or received. Subsequent to initial recognition, the fair values of financial instruments that are quoted in active markets are based on bid prices for financial assets held and offer prices for financial liabilities. When independent prices are not available, fair values are determined by using valuation techniques which refer to observable market data. These include comparisons with similar instruments where observable market prices exist, discounted cash flow analyses, option pricing models and other valuation techniques commonly used by market participants. For certain derivatives, fair values may be determined in whole or in part from valuation techniques using non-observable market data or transaction prices. A number of factors such as bid-offer spread, credit profile and model uncertainty are taken into account, as appropriate, when values are calculated using valuation techniques.

Hedge

When the Company uses derivatives in hedge accounting relationships, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also assesses whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items. When hedging instruments become ineffective before their maturity or the hedging relationship is terminated, deferred gains or losses on such instruments continue to be deferred and charged to earnings in the same period as the corresponding gains or losses for the hedged items; gains and losses realized subsequently as a result of marking to market are charged directly to earnings. If the hedged item ceases to exist due to its maturity, expiry, cancellation or exercise before the hedging instrument expires, deferred gains or losses are charged to earnings.

As at December 31, 2007, certain outstanding foreign exchange forward contracts and commodity derivatives were reported on a marked-to-market basis, and the gains or losses were included in earnings. The Company elected not to apply hedge accounting for these derivatives.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank balances and short-term liquid investments with original maturities of three months or less. The short-term liquid investments are accounted for at their estimated fair value which approximates costs.

Accounts receivable

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade account receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset’s carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings within “selling and administrative expenses”. When a trade receivable is uncollectible, it is written off against the allowance for doubtful account. Subsequent recoveries of amounts previously written off are credited against “selling and administrative expenses” in the consolidated statement of earnings.

Inventories

Inventories of finished goods are valued at the lower of average production cost and net realizable value. Inventories of raw materials and supplies are valued at the lower of cost and replacement value. Cost of raw materials and supplies is determined using the average cost and the first-in, first-out methods respectively.

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost, including interest incurred during the construction period of certain property, plant and equipment. Depreciation is calculated on a straight-line basis at annual rates varying from 3% to 5% for buildings, 5% to 10% for machinery and equipment, and 15% to 20% for automotive equipment, determined according to the estimated useful life of each class of property, plant and equipment.

Grants and investment tax credits

Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same rates as those used to amortize the related property, plant and equipment.

Goodwill

Goodwill is tested for impairment annually on December 31 or when an event or circumstance occurs that could potentially result in a permanent decline in value. This is accomplished mainly by determining whether projected discounted future cash flows exceed the net book value of goodwill of the respective business unit.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally using discounted future cash flows expected from their use and eventual disposition.

Intangible assets

Customer relationships and client lists are recorded at cost and are amortized on a straight-line basis over a period not exceeding 20 years.

Other assets

Deferred charges are recorded at cost and include, in particular, the issuance costs of the revolving credit facility, which are amortized on a straight-line basis over the anticipated period of repayment of the respective credit facility, and start-up costs which are amortized on a straight-line basis over a period of three to five years from the end of the start-up period.

Environmental costs

Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures incurred to prevent future environmental contamination are capitalized and amortized on a straight-line basis at annual rates varying from 5% to 10%. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. A provision for environmental costs is recorded when it is probable that a liability has been incurred and the costs can be reasonably estimated.

Asset retirement obligations

Asset retirement obligations are recognized at fair value in the period in which the Company incurred such obligation and if a reasonable estimate of the fair value can be made. The associated costs are capitalized as part of the carrying value of the related asset and are depreciated over its remaining useful life. The liability is accreted using a credit-adjusted risk-free interest rate of the Company.

Employee future benefits

The Company offers funded and unfunded defined benefit pension plans, defined contribution pension plans, and group registered retirement savings plans that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, based on the average salaries or compensation at the end of a career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Company also contributes to its employees’ complementary retirement benefit plans and other post-employment benefit plans, such as group life insurance, medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans are being phased out and are no longer offered to new employees and those who do not meet certain criteria.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date.

For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. Past service costs arising from a plan amendment are amortized on a straight-line basis over the average remaining service period of the group of employees active at the date of the amendment. The excess of the net actuarial gain or loss over the greater of (a) 10% of the accrued benefit obligation at the beginning of the year and (b) 10% of the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees, which may vary from 6 to 18 years (weighted average of 12 years) in 2007 depending on the plan (2006 – 5 to 19 years (weighted average of 12 years)).

When restructuring a plan, results in a curtailment and a settlement at the same time, the curtailment is accounted for before the settlement.

The measurement date of the retirement benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. The last evaluation took place on December 31, 2005 for approximately 50% of the plans, on December 31, 2006 for approximately 25% of the plans and on December 31, 2007 for the other plans.

Income taxes

The Company uses the liability method in accounting for income taxes. According to this method, future income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect in the year in which these temporary differences are expected to be recovered or settled. Future income tax assets are recognized when it is more likely than not that the assets will be realized.

Foreign currency translation

Foreign currency transactions

Transactions denominated in currencies other than the business unit’s measurement currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the balance sheet date. Unrealized gains and losses on translation of other monetary assets and liabilities are reflected in the determination of net earnings for the year.

Foreign operations

The Company’s foreign operations are defined as self-sustaining. The assets and liabilities of these operations are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are recorded as a component of equity in accumulated other comprehensive income.

Stock-based compensation

The Company uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists of recording expenses to earnings based on the vesting period of the options granted. The fair value is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any consideration paid by employees, as well as the related stock-based compensation are credited to capital stock.

Earnings per common share

Earnings per common share is determined using the weighted average number of common shares outstanding during the year. Diluted earnings per common share is determined using the treasury stock method to evaluate the dilutive effect of stock options, convertible instruments and equivalents, when applicable. Under this method, instruments with a dilutive effect, basically when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Company at the average market price for the period.

Comparative figures

Certain prior years’ figures have been reclassified as described in notes 2 b), c), h) and 4.

2. Changes in accounting policies

New accounting standards adopted

a)     Comprehensive income

On January 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1530, “Comprehensive Income”. It describes reporting and disclosure recommendations with respect to comprehensive income and its components. Comprehensive income represents changes in net assets arising from transactions, events and circumstances not related to shareholders.

b)     Equity

On January 1, 2007, the Company adopted CICA Handbook Section 3251, “Equity”, which describes standards for presentation of changes in equity. As a result of the adoption of sections 3251 and 1530, the Company is now presenting a consolidated statement of shareholders’ equity which includes information about comprehensive income and accumulated other comprehensive income. The comparative consolidated financial statements were restated to reclassify the cumulative translation adjustments, which amounted to $9 million as at December 31, 2006 (2005 – $36 million) to accumulated other comprehensive income.

c)     Financial Instruments – Recognition and Measurement

On January 1, 2007, the Company adopted CICA Handbook Section 3855, “Financial Instruments – Recognition and Measurement”. It describes the standards for recognizing and measuring financial instruments in the financial statements. Under this Section, financial assets available for sale, assets and liabilities held for trading and derivative financial instruments, when part of a hedging relationship or not, are measured and accounted for at fair value. Certain derivatives embedded in other contracts are also measured and accounted for at fair value. The Company selected January 1, 2003 as its transition date for embedded derivatives.

Upon the adoption of this Section, the Company made the following classifications:

Cash and cash equivalents	Designated as held for trading
Accounts receivable	Loans and receivables
Notes receivable	Loans and receivables
Other investments	Designated as available for sale
Held for trading investment in shares	Designated as held for trading
Bank loans and advances	Other liabilities
Accounts payable and accrued liabilities	Other liabilities
Long-term debt	Other liabilities
Derivative instruments	Held for trading

This Section was applied retroactively without restating the comparative figures and resulted in the following adjustments as of January 1, 2007:

Other assets	(12)
Long-term debt	(17)
Other liabilities	3
(14)
Net change	2
Impact on accumulated other comprehensive income	1
Impact on retained earnings	1
2

d)     Hedges

On January 1, 2007, the Company adopted CICA Handbook Section 3865, “Hedges”. It expands the guidelines required by Accounting Guideline 13 (“AcG-13”), “Hedging Relationships”. This Section describes when and how hedge accounting can be applied as well as the disclosure requirements. Hedge accounting enables the recording of gains, losses, revenues and expenses from the derivative financial instruments in the same period as for those related to the hedged item. However, any ineffective portion of a hedging relationship is recorded directly to earnings. The Company elected to apply hedge accounting for the following items as of January 1, 2007:

Item	Nature of hedging relationship	Implication
Foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases and interest expense.	Cash flow hedge of future anticipated sales, purchases and interest expenses denominated in foreign currencies.

Gains or losses from these derivative financial instruments are recorded in accumulated other comprehensive income net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales or interest expense in the same period as the respective hedged item affects earnings.

Interest rate swap agreement of a notional amount of US$50 million, maturing in 2013.	Fair value hedge on a portion of the Company’s 6.75% Unsecured senior notes.

Gains or losses from these derivative financial instruments are recorded to earnings as interest expense. However, a corresponding amount is recorded as an adjustment to the carrying value of the 6.75% Unsecured senior notes and interest expense. This amount is presented in other debts.

Commodity swap agreements on natural gas and electricity.	Cash flow hedges of anticipated purchases of natural gas and electricity.

Gains or losses from these derivative financial instruments are recorded in accumulated other comprehensive income net of related income taxes and are reclassified to earnings as adjustments to cost of sales in the same period as the respective hedged item affects earnings.

Long-term debt denominated in foreign currencies.	Hedge of the net investment of the Company in self-sustaining foreign subsidiaries.

Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in accumulated other comprehensive income net of related income taxes. This hedging strategy was discontinued during the year.

As in previous years, the Company continued not applying hedge accounting to certain derivative financial instruments, including interest rate swap agreements of notional amounts totalling US$5.2 million maturing between 2008 and 2012 and commodity swap agreements on old corrugated containers. Accordingly, gains and losses from these derivative financial instruments are recorded directly to earnings.

e)     Accounting changes

As at January 1, 2007, the Company adopted CICA Handbook Section 1506, “Accounting Changes”. This Section establishes criteria to be met, together with the accounting treatment and disclosure required when there is a change in accounting policies, estimates and correction of errors. The adoption of this Section had no impact on its consolidated financial position or results of operations.

f)     Capital disclosures

In December 2006, the CICA published Section 1535, “Capital Disclosures”. This new standard established disclosure requirements concerning capital such as: qualitative information about its objectives, policies and processes for managing capital; quantitative data about what it regards as capital; whether it has complied with any externally imposed capital requirements and, if not, the consequences of such non-compliance. This Section is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Earlier adoption is encouraged and thus the Company elected to early adopt this new standard in its consolidated financial statements for the year ended December 31, 2007. Disclosure requirements pertaining to this Section are contained in note 11.

g)    Financial Instruments – Disclosure and Presentation

In December 2006, the CICA published two new sections: Section 3862, “Financial Instruments – Disclosures”, and Section 3863, “Financial Instruments – Presentation”. These new standards replace Section 3861, “Financial Instruments – Disclosure and Presentation”, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These Sections are effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. On December 31, 2007, the Company elected to early adopt these new standards which had no impact on the classification and valuation of its financial instruments. Disclosure requirements pertaining to these Sections are contained in notes 14 and 19.

h)    Others

As at January 1, 2007, Boralex Inc. “Boralex”, a significantly influenced company, changed its depreciation method with respect to certain operating units. This change resulted in a decrease in retained earnings of $1 million (the Company’s share). As at January 1, 2007, Boralex also adopted Sections 1530, 3251, 3855 and 3865 of the CICA Handbook. The impact on the Company following its adoption of these Sections is reflected in notes a), b), c) and d) above.

New accounting standards not yet adopted

i)     Inventories

In June 2007, the CICA published Section 3031, “Inventories”. This new standard establishes measurement and disclosure requirements concerning inventories. The new requirements will be effective January 1, 2008. The application of this new standard by the Company will decrease inventories by approximately $1 million, increase property, plant and equipment by $7 million, increase future income taxes by $2 million and increase retained earnings by $4 million.

j)     Goodwill and intangible assets

In February 2008, the CICA published Section 3064, “Goodwill and Intangible Assets”. This new standard establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. The requirements will be effective for interim period and annual financial statements starting October 1, 2008. The Company is presently evaluating the impact of this new standard.

3.     Measurement uncertainty

The Company evaluates the net book value of its long-lived assets when events or changes in circumstances indicate that the net book value of the assets may not be recoverable. To evaluate long-lived assets, the Company determines if the undiscounted future cash flows of operating activities exceed the net book value of the assets at the valuation date. Estimates of future cash flows and fair value are based on judgment and could change. Given the sensitivity of certain key assumptions used, such as exchange rates, selling prices and costs of raw materials and energy, there is a measurement uncertainty regarding certain operating units because it is possible that variations in future conditions could require a modification of the stated amount of long-lived assets when new impairment tests are conducted.

In 2007, impairment tests on long-lived assets were performed on five operating units (2006 – seven) which resulted in no impairment charge in 2007 (2006 – $40 million; 2005 – $28 million). The combined net book value of the property, plant and equipment tested for impairment, net of related impairment charges described in note 13, is $173 million as at December 31, 2007 (as at December 31, 2006 – $273 million). One unit that was part of these tests is the Fjordcell pulp mill which the Company announced, in 2006, that it has ceased operations for an indefinite period. The Company continues to monitor the situation closely and is committed to re-evaluating the situation should conditions affecting operating costs and the exchange rate improve. Given this indefinite period of closure, the uncertainty of the operating costs and the impairment test performed, no impairment charge was recorded on the net book value of the property, plant and equipment, which stood at $42 million as at December 31, 2007 ($45 million as at December 31, 2006).

The Company is required to estimate the income taxes in each of jurisdictions in which it operates. This includes estimating a value for existing net operating losses based on the Company’s assessment of its ability to utilize them against future taxable income before they expire. If the Company’s assessment of its ability to use the net operating losses proves inaccurate in the future, more or less of the net operating losses might be recognized as assets, which would increase or decrease the income tax expense, and consequently affect the Company’s net earnings in the relevant year.

4.     Discontinued operations

During the fourth quarter of 2004, the Company decided to initiate a divestiture plan for its Fine papers and Tissue distribution activities. These divestitures were realized in February 2006 and March 2005 respectively. In addition, the Company ceased its operations at its Fine papers Thunder Bay, Ontario, mill on January 21, 2006. In 2007, the Company decided to dispose of its Greenfield SAS pulp mill located in France (see note 23 b)) and its Scierie Lemay sawmill located in Québec. Consequently, the assets, liabilities, earnings and cash flows from these activities for the current period and for all comparative periods are classified as discontinued operations. The comparative financial information of 2006 and 2005 has been restated to reflect this change.

Financial information relating to these discontinued operations is as follows:

	Note		2007	2006	2005
Condensed balance sheet
Current assets			37	44
Long-term assets			14	18
Current liabilities			19	22
Condensed statement of earnings
Sales			104	200	661
Depreciation and amortization			1	2	4
Operating loss (1)			(20)	(21)	(100)
Interest expense			4	4	9
Recovery of income taxes			(5)	(9)	(32)
Net loss from discontinued operations			(19)	(16)	(77)
Net loss per share from discontinued operations			(0.19)	(0.19)	(0.95)
Condensed statement of cash flows
Operating activities			(36)	(27)	(40)
Investing activities	5 e), f	)	(2)	84	10
Financing activities			(2)	(1)	(3)
			(40)	56	(33)

(1) Operating loss includes the following items:

	Note		2007	2006	2005
Gain on disposal of distribution activities of Tissue papers segment	5 f	)	—	—	1
Closure and restructuring costs	4 a	)	1	(2)	(58)
Impairment of property, plant and equipment	4 a	)	(4)	(14)	(20)
Provision on disposal of distribution activities of Fine papers	4 b	)	—	(1)	(9)
Legal settlement	4 c), d	)	(1)	(1)	(10)
Loss on disposal of Thunder Bay assets	4 e	)	(5)	—	—
			(9)	(18)	(96)

a)     In 2007, the Company recorded a gain of $6 million ($4 million after tax) related to the settlement of the pension plan of the Thunder Bay coated Fine paper mill, closed in January 2006.

The Company also recorded an impairment charge of $4 million (2006 – $14 million) on property, plant and equipment and other assets, and severance and inventory writedown provisions of $5 million related to its Scierie Lemay sawmill temporarily closed in 2006.

b)    On November 17, 2005, the Company announced that it had reached an agreement for the sale of its paper merchant division known as Cascades Resources, the Fine papers distribution activities, to Coast Paper Limited, a subsidiary of PaperlinX Limited. In 2005, the Company recorded a loss of $9 million ($7 million after tax) to bring the book value of the net assets to be sold to their net estimated realizable value. On February 28, 2006, the Company completed the transaction for a total consideration of $86 million subject to final closing adjustments. An additional loss of $1 million was recorded in 2006 based on the consideration mentioned above.

c)     In 2003, the Company was informed that Cascades Resources was the subject of an enquiry by the Canadian Commissioner of Competition as to whether this division and its competitors had colluded to unduly reduce market competition among paper merchants in Canada. On January 9, 2006, the Company entered a guilty plea in Ontario Superior Court relating to sales of carbonless sheet paper in Ontario and Québec. Pursuant to the plea, the Company has agreed to pay a total of $12.5 million in equal installments over a period of six and a half years. The first payment is due in January 2008. In 2005, a loss of $10 million was recorded in earnings representing the discounted amount of the liability which is presented as “Other liabilities” in the balance sheet.

d)    In 2007, the Company recorded a provision of $1 million related to the settlement of the class actions filed following the infraction described in c) above.

e)     In 2007, the Company sold its coated Fine paper mill located in Thunder Bay, Ontario, which resulted in a disbursement of $5 million.

5.     Business acquisitions and disposals

a)     2007 Acquisitions

On August 1, 2007, the Company acquired certain assets of Honeycomb Products of Michigan Inc. (“HPM”), a honeycomb board mill located in Grand Rapids, Michigan, for a purchase price of $11 million (US$10.4 million).

In 2007, the Company finalized the allocation of the purchase price relating to the acquisition of Norampac Inc. completed in December 2006. Accordingly, the amounts disclosed in the table below represent the adjustments required to the allocation prepared in 2006.

b)    2006 Acquisitions

On April 25, 2006, the Company’s Boxboard group announced that it had acquired certain assets from the paperboard division of Simkins Industries located in Ridgefield, New Jersey, and New Haven, Connecticut, for $14 million (US$12.5 million). On July 19 and August 7, 2006, the Company completed the acquisition of the assets of Caraustar Industries, Inc.’s coated recycled boxboard mills located in Sprague, Connecticut, and certain of the assets of Caraustar Industries coated recycled boxboard mill located in Rittman, Ohio, for a total purchase price of $18 million (US$15 million). The Sprague mill will now operate under the name of Versailles.

In 2006, the Company finalized the allocation of the purchase price relating to the acquisition of three corrugated plants from SPB Canada Inc. completed in 2005. The purchase price was reduced by $3 million. Accordingly, the amounts disclosed in the table below represent the adjustments required to the allocation prepared in 2005.

On December 29, 2006, the Company acquired the remaining outstanding common shares (50%) of Norampac Inc. from Domtar Inc. for a total purchase price of $561 million (including $1 million in transaction costs). Norampac is a manufacturer of containerboard and corrugated products principally in North America. The balance sheet and results of Norampac are fully consolidated since that date as they were proportionally consolidated prior to the acquisition.

c)     2005 Acquisitions

On January 14, 2005, the Company acquired certain assets of Dover Industries Limited, located in Burlington, Ontario, for a cash consideration of $8 million. On October 14, 2005, the Company paid $6 million to acquire certain assets of the paperboard division of Fraser Papers Inc. located in Edmundston, New Brunswick. Both units are part of the converting sector of the Boxboard group.

On October 11, 2005, the Company acquired the assets of three corrugated products converting plants from SPB Canada Inc. located in Montréal and Le Gardeur, Québec, and Belleville, Ontario, for an approximate consideration of $38 million.

During the second quarter of 2005, the Company made its final payment amounting to $57 million (US$46 million) with respect to the acquisition of Dopaco, Inc. announced in August 2004, which resulted in an adjustment to goodwill of $3 million (US$2 million).

These acquisitions have been accounted for using the purchase method and the accounts and results of operations of these entities have been included in the consolidated financial statements since their respective acquisition dates. The following allocations of the purchase prices to the identifiable assets acquired and liabilities assumed resulted in goodwill of $16 million as at December 31, 2007 (2006 – $194 million; 2005 – $10 million) and a reduction of goodwill of $7 million in 2006 following an adjustment to the 2005 acquisition of SPB. None of this goodwill is expected to be deductible for tax purposes with the exception of an amount of $2 million as at December 31, 2007 (2006 – $7 million; 2005 – $10 million).

2007

Acquired company	HPM	Norampac
Business segment	Speciality products	Containerboard	Total
Accounts receivable	1	—	1
Inventories	1	—	1
Property, plant and equipment	2	(57)	(55)
Customer relationships and client lists	5	45	50
Goodwill	2	14	16
	11	2	13
Accounts payable and accrued liabilities	—	(1)	(1)
Other liabilities	—	2	2
Non-controlling interest	—	(3)	(3)
	11	—	11
Less: Balance of purchase price	(1)	—	(1)
Total consideration paid	10	—	10

2006

Acquired company	Simkins	Caraustar	SPB	Norampac
Business segment	Boxboard	Boxboard	Containerboard	Containerboard	Total
Cash and cash equivalents	—	—	—	18	18
Accounts receivable	—	7	(2)	111	116
Inventories	—	4	—	75	79
Property, plant and equipment	—	18	—	583	601
Other assets	—	—	—	13	13
Customer relationships and client lists	11	—	4	24	39
Goodwill	7	—	(7)	187	187
	18	29	(5)	1,011	1,053
Bank loans and advances	—	—	—	(2)	(2)
Accounts payable and accrued liabilities	—	(6)	—	(92)	(98)
Long-term debt	—	—	—	(182)	(182)
Other liabilities	(4)	(5)	2	(155)	(162)
Non-controlling interest	—	—	—	(19)	(19)
Total consideration paid	14	18	(3)	561	590

2005

Acquired company	Dover	Fraser	SPB
Business segment	Boxboard	Boxboard	Containerboard	Total
Accounts receivable	—	—	8	8
Inventories	—	—	5	5
Property, plant and equipment	3	1	22	26
Customer relationships and client lists	5	5	—	10
Goodwill	—	—	10	10
	8	6	45	59
Accounts payable and accrued liabilities	—	—	(4)	(4)
Other liabilities	—	—	(3)	(3)
Total consideration paid	8	6	38	52

d)    2007 Disposals

On January 25, 2007, the Company sold its 40% interest in GSD Packaging, LLC, a U.S. food pail manufacturing company of the Boxboard group, to Rock-Tenn Company for a cash consideration of $38 million (US$32 million). The Company realized a gain of $25 million before income taxes of $11 million.

Business segment	Boxboard
Accounts receivable	2
Inventories	4
Property, plant and equipment	2
Goodwill	6
14
Accounts payable and accrued liabilities	(2)
12
Gain on disposal	25
Total consideration received, net of cash disposed	37

e)     2006 Disposals

On February 28, 2006, the Company sold its Fine papers distribution activities for a total consideration of $86 million.

On September 7, 2006, the Company disposed of its investment in a joint venture of its Boxboard group for a consideration of $11 million (US$10 million), of which $9 million (US$8 million) was received at closing and $2 million (US$2 million) will be received over the next two years. The Company realized a gain of $4 million before income taxes of $2 million.

Assets and liabilities at the time of disposal where as follows:

Business segment	Speciality products (Discontinued operations)	Boxboard
Accounts receivable	56	4
Inventories	49	3
Property, plant and equipment	5	4
	110	11
Accounts payable and accrued liabilities	(23)	(3)
Long-term debt	—	(2)
	87	6
Purchase price adjustment and gain on disposal	(1)	4
Balance of sale price – receivables and other assets	—	(2)
Total consideration received, net of cash disposed	86	8

f)     2005 Disposals

On March 31, 2005, the Company sold the distribution activities of its Tissue papers segment for a net consideration of $16 million. Of the total selling price, $14 million was received at closing; $1 million will be received on the first anniversary date and $1 million in four installments due March 31, 2006 to March 31, 2009. The disposal of the net assets resulted in a gain of $1 million before related income taxes of $0.5 million.

Business segment	Tissue papers (Discontinued operations)
Accounts receivable	11
Inventories	7
Property, plant and equipment	4
Other assets	1
23
Accounts payable and accrued liabilities	(8)
15
Gain on disposal	1
Balance of sale price – other assets	(2)
Total consideration received	14

6.     Inventories

	2007	2006
Finished goods	257	247
Raw materials	125	126
Supplies	173	175
	555	548

7.     Property, plant and equipment

2007

		Accumulated
	Cost	depreciation	Net
Lands	81	—	81
Buildings	517	176	341
Machinery and equipment	2,708	1,412	1,296
Automotive equipment	65	48	17
Others	300	149	151
	3,671	1,785	1,886

2006

		Accumulated
	Cost	depreciation	Net
Lands	83	—	83
Buildings	498	163	335
Machinery and equipment	2,855	1,349	1,506
Automotive equipment	57	41	16
Others	280	157	123
	3,773	1,710	2,063

Property, plant and equipment include assets under capital leases with a cost of $7 million and accumulated depreciation of $2 million as at December 31, 2007 (2006 – $15 million and $4 million respectively). Other property, plant and equipment include items that are not depreciated, such as machinery and equipment in the process of installation with a book value of $39 million (2006 – $8 million), deposits on purchases of equipment amounting to $12 million (2006 – $15 million) and unused properties, machinery and equipment with a net book value of $89 million (2006 – $93 million) of which $42 million continues to be depreciated.

Depreciation of property, plant and equipment amounted to $197 million for the year ended December 31, 2007 (2006–$156 million; 2005 – $169 million).

8.     Intangible assets, other assets and goodwill

a)     Intangible assets and other assets are detailed as follows:

	Note	2007	2006
Customer relationship and client lists	8 c)	116	77
Other finite-life intangible assets	8 c)	14	14
Total intangible assets		130	91

	Note	2007	2006
Investments in significantly influenced companies (1)		119	109
Notes receivable		7	7
Other investments		11	3
Held for trading investment in shares (2)		1	1
Deferred charges	8 c)	14	34
Employee future benefits	17 b)	68	52
Fair value of derivative financial assets		28	7
		248	213
Less: Current portion, included in accounts receivable		11	1
Total other assets		237	212

(1)          Investments in significantly influenced companies include a 34% interest in Boralex Inc. for a net book value of $96 million and a market value of $222 million (2006 – $88 million and $134 million respectively). In 2007, the Company recorded a dilution gain of $15 million resulting from the decrease of its participation from 43% to 34% as a result of a public equity offering of 7.3 million common shares by Boralex at a price of $15.00 each. This gain is presented in the share of results of significantly influenced companies.

(2)          The following are the details of net changes in held for trading investments in shares:

	2007	2006
Investments at cost – Beginning of year	1	1
Transition adjustment to opening balance – Financial instruments	—	—
Adjustment to fair value	—	—
	1	1

b)    Goodwill fluctuated as follows:

2007

	Packaging products
	Boxboard	Containerboard	Specialty products	Sub-total	Tissue papers	Total
Carrying value of goodwill – Beginning of year	36	257	10	303	10	313
Goodwill resulting from business acquisitions and disposals	(6)	11	5	10	—	10
Foreign currency translation and others	(3)	(8)	—	(11)	—	(11)
Carrying value of goodwill – End of year	27	260	15	302	10	312

2006

	Packaging products
	Boxboard	Containerboard	Specialty products	Sub-total	Tissue papers	Total
Carrying value of goodwill – Beginning of year	30	80	6	116	10	126
Goodwill resulting from business acquisitions	7	180	—	187	—	187
Foreign currency translation and others	(1)	(3)	4	—	—	—
Carrying value of goodwill – End of year	36	257	10	303	10	313

c)     Intangible assets and deferred charges are detailed as follows:

	2007			2006
	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
Intangible assets
Customer relationship and client lists	131	15	116	83	6	77
Other finite-life intangible assets	18	4	14	16	2	14
	149	19	130	99	8	91
Deferred charges
Start-up cost	8	7	1	11	7	4
Financing costs	13	7	6	37	15	22
Other	8	1	7	9	1	8
	29	15	14	57	23	34

d)    Amortization of deferred charges, customer relationships and client lists, and other finite-life intangible assets amounted to $15 million for the year ended December 31, 2007 (2006 – $9 million; 2005 – $10 million). Amortization of financing costs is presented in interest expense.

The weighted average amortization period is as follows (in number of years):

Intangible assets
Customer relationships and client lists	16
Other finite-life intangible assets	5
Start-up cost	5
Financing costs	6
Other	3
Deferred charges	5

The estimated aggregate amount of amortization expense for other intangible assets and other assets in each of the next five years is as follows:

Years ending December 31,
2008	13
2009	12
2010	12
2011	11
2012	10

9.  Long-term debt

	Note	2007	2006
Revolving credit facility, weighted average rate of 5.52% as at December 31, 2007, maturing in 2011	a)	553	457
Term credit facility, bearing interest at 5.52% as at December 31, 2007, maturing in 2012	a)	100	100
7.25% Unsecured senior notes of US$675 million, maturing in 2013	b)	667	787
6.75% Unsecured senior notes of US$250 million, maturing in 2013	b)	247	291
Capital lease obligations	b), e)	2	7
Other debts		17	24
		1,586	1,666
Less: Unamortized financing costs		12	—
Total long-term debt		1,574	1,666
Less: Current portion		4	9
		1,570	1,657

a)  On December 29, 2006, in connection with the acquisition of the remaining outstanding common shares of Norampac, the Company completed the refinancing of its $875 million (including $325 million of Norampac) credit facility to provide for new $850 million credit facilities consisting of a $750 million secured revolving credit facility maturing in December 2011 and a $100 million secured term facility maturing in October 2012. The term facility can be reimbursed without penalty at the Company’s option any time prior to maturity. The Company’s obligations under the revolving credit facility and the term facility are secured by all inventory and receivables of the Company and its subsidiaries located in North America and by the property, plant and equipment of five of its mills.

On June 27, 2007, the Company amended its credit facility to add a new 12-month unsecured revolving credit facility in the amount of $100 million to provide additional availability of funds maturing in June 2008.

As at December 31, 2007, accounts receivable and inventories totaling approximately $749 million (2006 – $786 million) as well as property, plant and equipment totaling approximately $220 million (2006 – $150 million) were pledged as collateral for the Company’s long-term debt.

b)  As at December 31, 2007, the fair value of the unsecured senior notes and the capital lease obligations of the Company was estimated at $856 million (December 31, 2006 – $1,064 million) based on the market value of the unsecured senior notes and on discounted future cash flows using interest rates available for issues with similar terms and average maturities.

c)  As at December 31, 2007, the long-term debt included amounts denominated in foreign currencies of US$1,002 million and €58 million (December 31, 2006 – US$947 million and €25 million).

d)  The estimated aggregate amounts of repayments on long-term debt, excluding capital lease obligations and financing costs, in each of the next five years are as follows:

Years ending December 31,
2008	2
2009	3
2010	1
2011	553
2012	101
Thereafter	918

e)  As at December 31, 2007, future minimum payments under capital lease obligations are as follows:

Year ending December 31, 2008	2
Less: Interest (weighted average rate of 6.72%)	—
2
Less: Current portion	2
—

10.   Other liabilities

	Note	2007	2006
Employee future benefits	17 b)	110	107
Future income taxes	15 c)	228	286
Fair value of derivative financial liabilities		1	2
Legal settlement	4 c), d)	11	11
Non-controlling interest		25	19
Other		9	14
		384	439
Less: Current portion, included in accounts payable and accrued liabilities		7	—
Total other liabilities		377	439

11.   Capital stock

	Note	2007	2006
Common shares	b), c)	509	510
Adjustment relating to stock options and others	d)	8	7
		517	517

a)  CAPITAL RISK MANAGEMENT

Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and shareholders’ equity which includes capital stock.

	2007	2006
Cash and cash equivalent	(25)	(34)
Bank loan and advances	47	42
Long-term debt, including current portion	1,574	1,666
	1,596	1,674
Shareholders’ equity	1,199	1,157
Total capital	2,795	2,831

The Company’s objectives when managing capital are:

·  to safeguard the Company’s ability to continue as a going concern in order to provide returns to shareholders;

·  to maintain an optimal capital structure and reduce the cost of capital;

·  to make proper capital investments that are significant to ensure the Company remains competitive;

·  to redeem common shares based on an annual redemption program.

The Company sets the amount of capital in proportion to risk. The Company manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

The Company monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Company must conform to certain financial ratios under its various credit agreements. These ratios are funded debt to capitalization and interest coverage. The Company must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person but excluding other long-term liabilities, trade accounts payable, obligations under operating leases and other accrued obligations (2007 – $ 1,619 million). The capitalization ratio is calculated as “shareholders’ equity” as shown in consolidated balance sheet plus the funded debt. The interest coverage ratio is defined as EBITDA to interest expenses. The EBITDA is defined as net income of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2007 – $310 million). Excluded from net income are share of results of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with Canadian GAAP plus any capitalized interest but excluding the amortization of deferred financing costs, upfront and financing costs and also unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of any long-term debt in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the senior notes indenture dated February 5, 2003.

The Company is in compliance with the ratio requirements of its lenders. If cash is available, the Company used it to reduce its revolving facility utilization.

On a regular basis, the Company meets with the rating agencies. In 2007, the credit rating related to its secured and unsecured debt and overall corporate rating by Moody’s Investor Service Inc. and by Standard & Poor’s Corporation remained stable.

The Company normally invests between $125 and $200 million yearly in purchases of property, plant and equipment. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board. These investments, combined with annual maintenance, enhance the stability of the Company’s business units and improve cost competitiveness through new technology and improved process procedures.

The Company has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by management. In addition to limitations to the normal course issuer bid, the Company’s ability to redeem common shares is limited by its senior notes indenture.

b)  The authorized capital stock of the Company consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

	Note	2007		2006
		Number of shares	$	Number of shares	$
Balance – Beginning of year		99,533,654	510	80,818,540	259
Shares issued	c)	—	—	18,868,585	250
Shares issued on exercise of stock options	d)	103,397	1	131,229	2
Redemption of common shares	e)	(492,700)	(2)	(284,700)	(1)
Balance – End of year		99,144,351	509	99,533,654	510

c)  On December 20, 2006, the Company closed a public offering of 15,095,000 Subscription Receipts at a unit price of $13.25, for a total consideration of $200 million. Concurrently, the Company also closed a $50 million private placement of 3,773,585 Subscription Receipts at a price of $13.25 each. Each Subscription Receipt was converted into an equal number of common shares of the Company, concurrently with the closing of the acquisition of the remaining 50% interest in Norampac, on December 29, 2006.

d)  Under the terms of a share option plan adopted on December 15, 1998 for officers and key employees of the Company, 6,300,075 common shares have been specifically reserved for issuance. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options granted before December 31, 2003 are 25% of the number of shares under option within 12 months after the date of grant, and up to an additional 25% every 12 months after the first, second and third anniversary dates of grant. The terms for exercising the options granted in 2004 and thereafter are 25% of the number of shares under option within the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversary dates of grant. Options cannot be exercised if the market value of the share is lower than its book value at the date of grant. The stock-based compensation cost related to these options amounted to $1.4 million (2006–$1.4 million; 2005–$1.3 million).

Changes in the number of options outstanding as at December 31 are as follows:

	2007		2006		2005
	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $
Beginning of year	2,315,391	11.14	2,115,167	11.03	1,756,986	10.67
Granted	422,068	11.83	417,416	11.49	390,181	12.73
Exercised	(103,397)	7.76	(131,229)	9.35	(12,560)	9.47
Forfeited	(175,006)	12.78	(85,963)	13.03	(19,440)	13.10
End of year	2,459,056	11.28	2,315,391	11.14	2,115,167	11.03
Options exercisable – End of year	31,496	8.29	1,426,071	10.47	766,001	7.60

The following options were outstanding as at December 31, 2007:

	Options outstanding		Options exercisable
Year granted	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $	Expiration date
1999	284,415	8.49	1,770	12.29	2009
2000	29,726	8.05	29,726	8.05	2010
2001	272,011	6.82	—	—	2011
2002	187,919	13.24	—	—	2012
2003	218,952	13.04	—	—	2013
2004	326,905	13.01	—	—	2014
2005	322,923	12.73	—	—	2015
2006	394,137	11.49	—	—	2016
2007	422,068	11.83	—	—	2017
	2,459,056		31,496

The following assumptions were used to estimate the fair value, at the date of grant, of each option issued to employees:

	2007	2006	2005
Risk-free interest rate	4.2%	4.5%	3.9%
Expected dividend yield	1.37%	1.46%	1.26%
Expected life of options	6 years	6 years	6 years
Expected volatility	24%	33%	26%
Weighted average fair value of issued options	$3.22	$3.65	$3.69

e)  In 2007, in the normal course of business, the Company renewed its redemption program of a maximum of 4,970,094 common shares with the Toronto Stock Exchange, which shares represent approximately 5% of issued and outstanding common shares. The redemption authorization is valid from March 13, 2007 to March 12, 2008. In 2007, the Company redeemed 492,700 common shares under this program for a consideration of approximately $5 million (2006 – $4 million; 2005 – $6 million).

f)   The basic and diluted net earnings (loss) per common share are calculated as follows:

	2007	2006	2005
Net earnings (loss) available to common shareholders	94.8	3.3	(97.5)
Weighted average common shares	99.3	80.9	81.1
Dilution effect of stock options	—	0.1	—
Adjusted weighted average common shares	99.3	81.0	81.1
Basic and diluted net earnings (loss) per common share	0.95	0.04	(1.19)

In 2005, because of the net loss, stock options were not considered in the computation of the diluted per share amount.

In calculating diluted earnings per share for 2007 and 2006, 2,429,330 and 1,636,110 stock options were excluded due to their antidilutive effect.

g)  The Company offers to its Canadian employees a share purchase plan of its common stock. Employees can contribute voluntarily up to a maximum of 5% of their salary and, if certain conditions are met, the Company will contribute to the plan 25% of the employee’s contribution.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2007, the Company’s contribution to the plan amounted to $0.7 million (2006 and 2005 – $0.6 million).

h)  The Company has a Deferred Share Unit Plan for the benefit of its external directors allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Company’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Company’s common shares as traded on the open market during the five days before the date of the participant’s resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2007, the Company had a total of 63,200 DSUs outstanding (2006 — 38,888), representing a long-term liability of $0.5 million (2006 – $0.5 million).

12.   Gains on disposal and other

a)  Other gains and losses are detailed as follows:

	Note	2007	2006	2005
Losses (gains) on disposal of property, plant and equipment and other assets	12 b), c), d)	6	—	(11)
Legal settlement	12 e)	2	—	—
Impairment charge of investment in a significantly influenced company		—	—	1
Gain on business disposal	5 d)	(25)	(4)	—
		(17)	(4)	(10)

b)  In May 1, 2007, the Company sold the building of its Toronto (Pickering) tissue converting facility, closed in 2005, for an amount of $7 million. The Company realized a gain of $1 million.

c)  In 2007, the Company completed the sale of its Red Rock linerboard mill located in Ontario which was indefinitely shut down. The agreement resulted in the Company paying the purchaser $10 million. An amount of $5 million has been paid in 2007 and the remaining $5 million is expected to be paid in 2008.

d)  In 2007, the Company sold an investment in a privately-held company controlled by a related director for a cash consideration and a gain of $3 million.

e)  In 2007, the Company recorded a provision of $2 million as a settlement related to the action filed by ServiceCore, Inc.

f)   In 2005, the Company realized a gain of $4 million ($3 million after tax) on the disposal of a building of one of its corrugated products plants. In addition, the Company sold a warehouse of the Corporate segment, resulting in a gain of $11 million. Of that amount, $7 million has been recorded in earnings ($6 million after tax) and the remaining portion has been deferred and will be recognized in earnings over the two-year term lease agreement entered into with the buyer. Proceeds from these two transactions amounted to $19 million.

13.   Impairment and other restructuring costs

In 2007, the Company recorded additional closure and restructuring provisions relating to the permanent closure of its Red Rock containerboard mill. The Company also recorded an impairment charge on property, plant and equipment not in service in the Containerboard Group. The Company also recorded severance provisions following a restructuring program announced at its St-Jérôme, Québec, fine paper mill.

In 2006, the Company announced the permanent shut down of its specialty products board mill in France and of its converting boxboard plant in Montréal, Québec. The Company also ceased for an indefinite period the operation of the Red Rock, Ontario, containerboard mill, the Fjordcell pulp mill and Scierie Lemay sawmill in Québec, both of the Boxboard group.

In 2005, the Company permanently shut down its fine papers Thunder Bay, Ontario, mill and a machine at its Red Rock mill, Ontario. The Company has also shut down three corrugated products converting units in Montréal (Québec), Concord (Ontario) and Buffalo (New York). The Company also decided to close some equipment at its St-Jerôme, Québec, Fine papers mill, at its Montréal, Québec boxboard converting plant and at its Toronto, Ontario, tissue converting unit. The Company also reduced the value of certain property, plant and equipment that are not in use to their net realizable value.

a)  The impairment charges and closure and restructuring costs are detailed as follows:

	2007		2006		2005
	Impairment	Closure and restructuring costs	Impairment	Closure and restructuring costs	Impairment	Closure and restructuring costs
Boxboard – Montréal	—	—	—	1	—	2
Boxboard – Blendecques	—	—	—	—	28	—
Boxboard – Fjordcell	—	—	—	1	—	—
Containerboard – Red Rock	—	5	40	12	7	4
Containerboard – others	3	—	—	—	2	4
Specialty products – St-Jérôme	—	1	—	3	2	6
Specialty products – board mill	—	—	7	3	—	—
Tissue – Toronto	—	—	—	—	—	2
Others	—	—	—	—	8	—
	3	6	47	20	47	18

b)  The following table shows the reconciliation of all closure and restructuring cost provisions. The balance as at December 31, 2007 should be paid in 2008. It includes the provisions presented in discontinued operations:

	2007	2006	2005
Balance – Beginning of year	47	55	—
Additional provisions
Severance and pension liability	7	26	57
Writedown of inventories	4	(2)	13
Others	16	—	6
Non-monetary items
Writedown of inventories	(4)	2	(13)
Pension liability adjustments and others	(7)	(7)	(3)
Liability assumed from Norampac acquisition	—	8	—
Closure and restructuring cost payments	(44)	(35)	(5)
Balance – End of year	19	47	55

14.   Loss (gain) on financial instruments

a)  The loss (gain) on commodity derivatives financial instruments is as follows:

	2007	2006	2005
Unrealized loss (gain) on commodity derivative financial instruments	—	(5)	9
Realized loss (gain) on commodity derivative financial instruments	(6)	2	2
Amortization of transitional deferred unrealized gain under AcG-13	—	—	(1)
	(6)	(3)	10

b)  During the first quarter of 2005, the Company entered into an interest rate swap agreement for a notional amount of US$125 million, maturing in 2013, relating to its 7.25% unsecured senior notes. During the second quarter of 2005, the Company cancelled this swap agreement and as this instrument was not designated as a hedge, a gain of $2 million was recorded.

15.   Income taxes

a)  The provision for (recovery of) income taxes is as follows:

	2007	2006	2005
Current	33	34	21
Future	(22)	(28)	(29)
	11	6	(8)

b)  The provision for income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

	2007	2006	2005
Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	34	6	(11)
Adjustment for income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	(9)	(4)	—
Unrecognized tax benefit arising from current losses	9	8	1
Non-taxable portion of foreign exchange gain on long-term debt	(10)	—	(2)
Recognized tax benefit arising from previously incurred losses	—	—	(9)
Permanent differences	(1)	—	4
Large corporations tax	—	—	2
Increase (decrease) in future income taxes resulting from a substantively enacted change in tax rates	(16)	(3)	4
Charges for calculation of temporary differences	2	—	—
Others	2	(1)	3
	(23)	—	3
Provision for (recovery of) income taxes	11	6	(8)

c)  Future income taxes include the following items:

	2007	2006
Future income tax assets
Tax benefit arising from income tax losses	163	145
Employee future benefits	26	26
Unused tax credits	18	12
Others	20	18
Valuation allowance	(44)	(21)
	183	180
Future income tax liabilities
Property, plant and equipment	265	335
Foreign exchange gain on long-term debt	68	43
Employee future benefits	12	8
Other assets	45	32
Others	17	8
	407	426
Future income taxes	(224)	(246)
Future income taxes included in Accounts receivable	4	40
Future income taxes included in Other liabilities	(228)	(286)
	(224)	(246)

d)  The Company has accumulated losses for income tax purposes amounting to approximately $494 million which may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $404 million of these losses has been recognized in the accounts as a future income tax asset. Income tax losses as at December 31, 2007 are detailed as follows:

	Unrecognized tax losses	Recognized tax losses	Total tax losses	Maturity
Canada	—	50	50	2010
	—	18	18	2014
	—	42	42	2015
	—	26	26	2026
	—	102	102	2027
United States	2	—	2	2012
	2	4	6	2018
	1	13	14	2019
	2	6	8	2020
	—	6	6	2021
	—	4	4	2022
	—	6	6	2023
Europe	83	127	210	Indefinitely
	90	404	494

16.   Additional information

a)  Changes in non-cash working capital components are detailed as follows:

	2007	2006	2005
Accounts receivable	(47)	(13)	(38)
Inventories	(47)	10	(23)
Accounts payable and accrued liabilities	5	38	44
	(89)	35	(17)

b)  Additional information

	2007	2006	2005
Interest paid	108	80	83
Income taxes paid	21	10	26

17.   Employee future benefits

a)  The expense for employee future benefits as at December 31 is as follows:

	2007		2006
	Pension plans	Other plans	Pension plans	Other plans
Current service costs	13	3	13	4
Interest cost	37	6	29	4
Past service costs	2	1	—	—
Actual return on plan assets	(19)	—	(61)	—
Actuarial losses on accrued benefit obligation	(16)	(6)	(15)	(8)
Curtailment and settlement	(5)	—	6	1
Others	(2)	(1)	—	—
Benefit costs before adjustments to recognize long-term nature of employee future benefit costs	10	3	(28)	1
Difference between expected return and actual return on plan assets for the year	(26)	—	28	—
Difference between actuarial loss for the year and actuarial loss on accrued benefit obligation for the year	17	6	19	8
Difference between amortization of past service costs and actual plan amendments for the year	(1)	(1)	1	—
Others	3	1	(1)	(4)
Adjustments to recognize long-term nature of employee future benefit costs	(7)	6	47	4
Recognized costs for defined benefit pension plans	3	9	19	5
Recognized costs for defined contribution pension plans	21	—	15	—
Total expense for employee future benefits	24	9	34	5

Total cash payments for employee future benefits for 2007, consisting of cash contributed by the Company to its funded pension plans, including its defined contribution plans, and cash payments made directly to beneficiaries for its unfunded other benefit plans, including its collective RRSPs, amount to $67 million (2006 – $43 million). Total estimated cash payments for employee future benefits are $56 million for 2008, including specific payment related to the settlement of one pension plan partial wind-up following the closing of the Red Rock division.

b)  The funded status of the defined benefit plans and the other complementary retirement benefit plans and post-employment benefit plans as at December 31 are as follows:

	2007		2006
	Pension plans	Other plans	Pension plans	Other Plans
Accrued benefit obligation
Beginning of year	780	112	659	96
Current service costs	13	3	13	4
Interest cost	37	6	29	4
Employees’ contributions	4	—	3	—
Actuarial losses	(16)	(6)	(15)	(8)
Benefits paid	(33)	(5)	(35)	(4)
Business acquisitions, disposals and closures	(154)	—	125	17
Past service costs	2	1	—	—
Others	(4)	(1)	1	3
End of year	629	110	780	112
Plan assets
Beginning of year	753	—	573	—
Actual return on plan assets	19	—	61	—
Employer’s contributions	41	5	24	4
Employees’ contributions	4	—	3	—
Benefits paid	(33)	(5)	(35)	(4)
Business acquisitions, disposals and closures	(155)	—	127	—
Others	(3)	—	—	—
End of year	626	—	753	—
Reconciliation of funded status
Fair value of plan assets	626	—	753	—
Accrued benefit obligation	629	110	780	112
Funded status of plan – deficit	(3)	(110)	(27)	(112)
Unrecognized net actuarial loss	49	1	30	7
Unamortized transitional balance	(2)	(1)	(2)	(1)
Unamortized past service costs	19	3	19	3
Others	(3)	1	2	—
Accrued benefit asset (liability) – End of year	60	(106)	22	(103)

The net amount recognized on the balance sheet as at December 31 is detailed as follows:

	2007			2006
	Pension plans	Other plans	Total	Pension plans	Other plans	Total
Employee future benefit asset, included in Other assets	68	—	68	52	—	52

Employee future benefit liability, included in Other liabilities	(4)	(106)	(110)	(4)	(103)	(107)

Employee future benefit liability, included in Accounts payable and accrued liabilities	(4)	—	(4)	(26)	—	(26)
	60	(106)	(46)	22	(103)	(81)

c)  The following amounts relate to plans that are not fully funded as at December 31:

	2007		2006
	Pension plans	Other plans	Pension plans	Other plans
Fair value of plan assets	117	—	287	—
Accrued benefit obligation	(160)	(110)	(348)	(112)
Funded deficit	(43)	(110)	(61)	(112)

d)  The main actuarial assumptions adopted in measuring the accrued benefit obligation and expenses as at December 31 are as follows:

	2007		2006
	Pension plans	Other plans	Pension plans	Other plans
Accrued benefit obligation as at December 31
Discount rate	5.50%	5.50%	5.25%	5.25%
Rate of compensation increase	2.00 to 3.75%	2.00 to 5.00%	2.00 to 5.00%	2.25 to 3.50%
Benefit costs for years ended December 31
Discount rate	5.25%	5.25%	5.00%	5.00%
Expected long-term return on assets	7.00%	—	7.00%	—
Rate of compensation increase	2.00 to 5.00%	2.25 to 3.50%	2.00 to 4.25%	2.25 to 4.25%
Assumed health care cost trend rates at December 31
Rate increase in health care costs		5.60 to 9.50%		6.25 to 10.00%
Cost trend rates decline to		4.30 to 5.00%		4.30 to 5.00%
Year the rate should stabilize		2015		2012

e)  Assumed rate increases in health care costs have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects for 2007:

	Increase of 1%	Decrease of 1%
Current service costs and interest cost	1.0	(0.4)
Accrued benefit obligation – End of year	4.9	(4.0)

f)   The plan assets allocation and investment target allocation as at December 31 are detailed as follows:

	2007	2006
Plan assets allocation
Money market	3%	11%
Debt securities	43%	32%
Equity securities	54%	57%
Total	100%	100%

The plan assets do not include shares or debt securities of the Company. Annual benefit annuities, of an approximate value of $3 million, are pledged by insurance contracts established by the Company.

	2007	2006
Investment target allocation
Money market	4%	11%
Debt securities	42%	37%
Equity securities	54%	52%
Total	100%	100%

Target allocation is established so as to maximize return while considering an acceptable level of risk in order to meet the plan obligations on a long-term basis.

Investment objectives for the plan assets are the following: optimizing return while considering an acceptable level of risk, maintaining an adequate diversification, controlling the risk according to different asset categories, and maintaining a long-term objective of return on investments.

Investment guidance is established for each investment manager. It includes parameters that must be followed by managers and presents criteria for diversification, non-eligible assets and minimum quality of investments as well as for return objectives. Unless indicated otherwise, the managers cannot use any derivative product or invest more than 10% of their assets in one particular security.

g)  ESTIMATED FUTURE BENEFIT PAYMENTS

Future benefit payments for defined benefit pension plans and other post-employment benefits, taking into consideration future participation, are estimated as follows:

	Pension plans	Other plans
2008	96	5
2009	34	5
2010	34	5
2011	35	5
2012	36	6
2013-2017	197	31

18.   Commitments and contingencies

a)  Future minimum payments under operating leases and other commercial commitments (mainly composed of raw materials, natural gas, steam and electricity) for the next years are as follows:

	Operating leases	Other commercial commitments
Years ending December 31,
2008	42	154
2009	35	76
2010	30	51
2011	23	36
2012	20	31
Thereafter	42	49

b)  The Company has guaranteed the payment of approximately $2 million under operating leases held by third parties. The Company has also guaranteed residual values at the expiration of lease contracts of certain equipment for an amount of $1 million. These guarantees are not likely to be called and, therefore, no liability has been recognized in the consolidated financial statements.

In addition, the Company has guaranteed the debt of one of its joint ventures. The maximum amount guaranteed is US$1.5 million (2006 – US$3 million). As at December 31, 2007, the debt of this joint venture, guaranteed by the Company, amounts to US$0.9 million (2006 – US$2.1 million). This guarantee is not likely to be called and, as a result, no liability has been recognized in the consolidated financial statements.

c)  In the normal course of operations, the Company is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2007 cannot be predicted with certainty, it is management’s opinion that the outcome will not have material adverse impacts on the Company’s consolidated financial position, results of its operations or its cash flows.

d)  The Company is currently working with representatives of the Ontario Ministry of the Environment (MOE)–Northern Region regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility (the “Mill”). The MOE has requested that the Company look into a management site plan relating to the sediment quality adjacent to the Mill’s lagoon. Several meetings have been held during the year with the MOE and the other potentially responsible party (“PRP”), and a study on the sediment quality and potential remediation options has commenced. Although a loss is probable, it is not possible at this time to estimate the Company’s obligation because of the uncertainty surrounding the extent of the environmental impact, the portion to be shared with the PRP, the potential remediation alternatives and the concurrence of the MOE.

19.   Financial instruments

Financial risk factors

The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department under policies approved by the Board of Directors. This department identifies, evaluates and hedges financial risks in close cooperation with the business units. The board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

a)     Market risk

(i) Currency risk

The Company operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France, Germany, Sweden and England. These risks are partially covered by purchases, debt and forward exchange contracts. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations.

Management has implemented a policy to manage foreign exchange risk against its functional currency. The Company manages the foreign exchange exposure by entering into various foreign exchange forward contracts.

The Company’s risk management policy is to hedge up to 50% of anticipated cash flows (mainly export sales and purchases of raw materials) in each major foreign currency for the subsequent 12 to 18 months. In 2007, approximately 27% of sales from our Canadian operations were made to the United States and 27% of sales from European operations (excluding Sweden) were made in countries in a currency other than the euro. Our operation in Sweden is also exposed to currency risk, mainly the euro and the British pound (GBP). The total sales of 2007 from this operation impacted by euro or GBP were approximately $47 million Canadian dollars.

The following table summarizes the Company’s commitments to buy and sell foreign currencies as at December 31, 2007 and 2006:

2007	Exchange rate	Maturity	Notional amount (in millions)		Fair value (in millions)
Buy contracts (1):
Foreign exchange forward contracts (US$for CAN$)	0.9918	February 15, 2013	US$	650	4.0
Foreign exchange forward contracts (US$for CAN$)	0.9539	May 31, 2013	US$	250	9.1
Sell contracts:
Foreign exchange forward contracts (US$for CAN$)	1.0616	0 to 12 months	US$	29.5	2.1
Foreign exchange forward contracts (US$for €)	0.6808	0 to 12 months	US$	14.8	—
Foreign exchange forward contracts (GBP for SEK)	13.632	0 to 12 months	GBP	1.8	0.2
Foreign exchange forward contracts (€ for SEK)	9.33	0 to 12 months	€5		(0.1)
Foreign exchange forward contracts (GBP for €)	2.7335	0 to 12 months	GBP	0.012	—
Buy options (2):	Strike rate
Currency option instruments (US$for CAN$)	1.00 to 1.1830	0 to 12 months	US$	33.5	3.0
Currency option instruments (US$for CAN$)	1.00	13 to 24 months	US$	3.0	—
Currency option instruments (US$for €)	0.7179	0 to12 months	US$	2.2	(0.1)
Sell options:
Currency option instruments (US$for CAN$)	1.08 to 1.10	0 to 12 months	US$	15	(0.2)

(1)         In 2007, the Company entered into foreign exchange forward contracts and option agreements not designated as hedges. These contracts and agreements, maturing in 2013, have been contracted to fix the currency rate at a weighted average rate of US$0.9813/CAN$ on a notional amount of US$900 million. As December 31, 2007, these contracts and agreements are recorded as assets at their fair value of $13 million. In 2007, a gain of $13 million was recorded in the statement of earnings against the foreign exchange gain on long-term debt.

(2)    Currency options are contracts whereby the Company has the right, but not the obligation, to sell U.S. dollars at the strike rate if the U.S. dollar trades below that rate. In accordance with the contracts, the Company has the obligation to sell U.S. dollars at the strike rate if the U.S. dollar trades above a specific rate.

The Company has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk.

In 2007, if the Canadian dollar had strengthened by $0.01 against the U.S. dollar on average for the year with all other variables held constant, the operating income before depreciation for the year would have been approximately $4 million lower, based on the net exposure of the total U.S. sales less U.S. purchases of the Company’s Canadian operations and the operating income of the Company’s U.S. operations but excluding the effect of this change on the denominated working capital components. The interest expense would have been approximately $0.7 million lower arising mainly from the Company’s U.S. dollar denominated unsecured senior notes.

In 2007, if the Canadian dollar had strengthened by $0.01 against the euro with all other variables held constant, the operating income before depreciation for the year would not have changed following the translation of the Company’s European operations operating income.

2006	Exchange rate	Maturity	Notional amount (in millions)		Unrealized gain (loss) (in millions)
Sell contracts:
Foreign exchange forward contracts (US$for CAN$)	1.1496	0 to 12 months	US$	44	(0.4)
Foreign exchange forward contracts (US$for €)	0.7874	0 to 12 months	US$	1	—
Foreign exchange forward contracts (GBP for SEK)	13.5991	0 to 12 months	GBP	2	0.1
Foreign exchange forward contracts (€ for SEK)	9.2443	0 to 12 months	€2		0.1
Foreign exchange forward contracts (GBP for €)	1.4606	0 to 12 months	GBP	5	(0.1)
Buy options:	Strike rate
Currency option instruments (US$for CAN$)	1.10 to 1.27	0 to 12 months	US$	29	(0.3)

(ii) Price risk

The Company is exposed to commodity price risk and has entered into various derivative financial instruments whereby it sets the price for notional quantities of old corrugated containers, electricity and natural gas.

The Company uses these commodity contracts to help manage its production costs.

The fair value of these contracts is as follows:

	2007
	Quantity	Maturity	Fair value
Old corrugated containers	83,500 s.t.	2008	2.3
Electricity	79,344 MWh	2008	0.2
Natural gas:
Canadian portfolio	5,115,000 GJ	2008 to 2012	4.6
U.S. porfolio	3,951,700 mmBtu	2008 to 2011	2.0

	2006
	Quantity	Maturity	Unrealized gain (loss)
Old corrugated containers	307,500 s.t.	2007 to 2008	0.8
Electricity	16,529 MWh	2007	0.5
Natural gas:
Canadian portfolio	1,095,000 GJ	2007 to 2010	1.8
U.S. porfolio	5,153,900 mmBtu	2007 to 2011	(2.4)

(iii) Cash flow and fair value interest rate risk

As the Company has no significant interest-bearing assets, its earnings and operating cash flows are substantially independent of change in market interest rates.

The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk. Borrowings issued at fixed rate expose the Company to fair value interest rate risk.

When appropriate, the Company analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Company calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. Based on the long-term debt as at December 31, 2007, the impact on interest expense of a 1% change in rate would be approximately $6.5 million (impact on net earnings is approximately $4.6 million).

As at December 31, 2007, approximately 42% (2006 – 34%) of the Company’s long-term debt was at variable rates.

In addition, the Company holds certain interest rate swap agreements not designated as hedges. These agreements, maturing from 2008 to 2012, have been contracted to fix interest at a weighted average rate of 8.23% on a notional amount of US$5.2 million. As at December 31, 2007, these agreements are recorded as liabilities at their fair value of $0.4 million (2006 – $0.4 million).

The Company enters into fixed-to-floating interest rate swaps to hedge the fair value interest rate risk arising from the unsecured senior notes. In April 2004, the Company entered into interest rate swap agreements maturing in 2013. These agreements are designated as hedges of the change in fair value of a portion of the Company’s long-term debt. Accordingly, the interest rate changed from a fixed rate of 6.75% to an average floating rate paid in 2007 of 6.89% (2006 – 7.50%) on a notional amount of US$50 million. As at December 31, 2007, the fair value of these instruments represented an unrealized loss of $0.3 million (2006 – unrealized loss of $2.4 million).

b)     Credit risk

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Company reduces this risk by dealing with creditworthy financial institutions.

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Company’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Company believes there is no particular concentration of credit risks due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

As at December 31, 2007, approximately 8% of trade receivable is outstanding for more than 90 days from the date of invoice, while approximately 48% is current (less than 30 days).

c)     Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2007:

	Carrying amount	Contractual cash flows	Less than one year	Between one and two years	Between two and five years	More than five years
	$	$	$	$	$	$
Non-derivative financial liabilities:
Bank loans and advances	47	47	47	—	—	—
Accounts payable and accrued liabilities	572	572	572	—	—	—
Revolving credit facility	553	553	—	—	553	—
Term credit facility	100	100	—	—	100	—
Unsecured senior notes	914	914	—	—	—	914
Capital lease obligations	2	2	2	—	—	—
Other debts	17	11	2	3	2	4
Legal settlement	11	12	3	3	6	—
	2,216	2,211	626	6	661	918

As at December 31, 2007, the Company had unused credit facilities of $293 million, net of outstanding letters of credit of $34 million (December 31, 2006-$295 million). The 2007 unused amount includes the unsecured revolving credit facility of $100 million maturing in June 2008.

20.  Accumulated other comprehensive income (loss)

a)

	2007	2006
Foreign currency translation of self-sustaining foreign subsidiaries, net of hedging activities	(49)	(9)
Unrealized gains arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes	4	—
Unrealized gains arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes	2	—
	(43)	(9)

b)  Change in foreign currency translation of self-sustaining foreign subsidiaries is as follows:

	2007	2006	2005
Balance – Beginning of year	(9)	(36)	11
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	(136)	23	(63)
On certain long-term debt denominated in foreign currencies designated as a hedge of net investments in self-sustaining foreign subsidiaries	116	1	21
Future income taxes on designated long-term debt	(20)	—	(4)
Others	—	3	(1)
Balance – End of year	(49)	(9)	(36)

21.  Related party transactions

The Company entered into the following transactions with related parties:

	2007	2006	2005
Joint ventures (1)
Sales	21	33	33
Revenue from services	4	12	13
Purchases	2	29	23
Significantly influenced companies
Sales	18	17	16
Purchases	7	2	7
Entity controlled by a related director of the Company (2) Purchases	5	7	7

(1)	Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.
(2)	Since November 2007, this entity is no longer controlled by a related director of the Company.

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

The balance sheets as at December 31 included the following balances with related parties:

	2007	2006
Joint ventures (1)
Accounts receivable	3	2
Accounts payable	2	2
Significantly influenced companies
Accounts receivable	3	4
Entity controlled by a related director of the Company
Accounts payable	—	1

(1)	Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.

22.  Interests in joint ventures

The major components of the interests in joint ventures in the consolidated financial statements are as follows:

	2007	2006	2005
Consolidated balance sheets
Current assets	25	33
Long-term assets	27	33
Current liabilities	10	9
Long-term debt, net	1	2
Cash and cash equivalents at end of year	3	5
Total assets	52	66
Total debt (1)	4	4
Consolidated statements of earnings
Sales	86	757	758
Depreciation and amortization	3	33	35
Operating income	11	89	57
Financial expenses	—	14	13
Net earnings	9	25	14
Consolidated statements of cash flows
Operating activities	4	60	44
Investing activities	(6)	(26)	(68)
Financing activities	—	(30)	35
Additional information
Dividends received by the Company from joint ventures	5	22	33

(1)	Includes bank loans and advances, current portion of long-term debt, and long-term debt.

23.  Subsequent events

a)  On June 20, 2007, Reno De Medici S.p.A. (“RdM”), a public company based in Milan, Italy, and the Company announced the signing of a Letter of Intent for the negotiation of the terms and conditions of a possible combination of RdM and the European recycled cartonboard business of Cascades S.A. Concurrently with the proposed merger, Cascades S.A. and a group of current shareholders of RdM were expected to enter into a three-year shareholders agreement covering matters relating to corporate governance (where Cascades S.A., on the one hand, and a group of current shareholders of RdM, on the other hand, would be equally represented on the board of directors of RdM). The agreement also provides for an 18-month lock-up and thereafter reciprocal first refusal and tag-along rights.

On September 14, 2007, the Company announced the signing of the definitive combination agreement and shareholders agreement. The combination was subject to certain conditions, including approval of the appropriate regulatory authorities as well as approval by the shareholders of RdM at a special meeting. On October 29, 2007, the combination was approved by the shareholders of RdM. The transaction was effective March 1, 2008, and all conditions pertaining to the merger have been met.

The transaction resulted in the Company contributing its manufacturing assets of recycled boxboard located in Blendecques, France, and Arnsberg, Germany, and its sheeting center in Wednesbury, U.K., in exchange for 115.6 million or 30.6% of the outstanding shares of RdM. The Company’s investment in RdM will be proportionally consolidated in 2008 since the Company and a group of current shareholders have joint control of RdM.

b)  As described in note 4, the Company decided to dispose of its Greenfield SAS pulp mill located in France. The transaction was completed on January 7, 2008 for an amount of $40 million (€28 million). This transaction resulted in a gain of $23 million before related income taxes of $3 million.

24. Summary of differences between Canadian and United States generally accepted accounting principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP which differs in certain respects from United States generally accepted accounting principles (“U.S. GAAP”). Such differences, as they relate to the Company, are summarized below.

Accounting policies under U.S. GAAP

a)  Effective January 1, 2007, the Company has adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”. This standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement model for tax position taken or expected to be taken in a tax return. FIN 48 defines the recognition threshold as more likely than not, meaning greater than 50 percent, to be sustained upon audit by the taxing authorities based solely on the technical merits of the position. If the recognition threshold is met, the tax benefit is measured and recognized as the largest amount of benefit that is in management’s judgment more likely than not to be realized. If the recognition threshold is not met, no benefit can be recognized in the financial statements. The provisions of FIN 48 also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. In accordance with the transitional provisions of the standard, prior periods are not restated for the adoption of this new accounting standard. The application of this standard had no impact on the Company’s financial position or results of operations.

b)  Effective December 31, 2006, the Company adopted SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” . This standard requires an employer to (i) recognize the overfunded or underfunded status of a defined benefit plan as an asset or liability with changes in that funded status recognized through comprehensive income; and (ii) measure the funded status of a plan as of the year-end date. The impact of adopting SFAS 158 effective December 31, 2006 is summarized in the table below. In accordance with the transition provision of the standard, prior period financial statements were not restated.

	Before applying SFAS 158	Incremental effect of applying SFAS 158	After applying SFAS 158
Other assets, intangible assets and goodwill	632	(13)	619
Other liabilities	165	21	186
Future income taxes	295	(12)	283
Accumulated other comprehensive income	(18)	(22)	(40)

Restatement of comparative U.S. GAAP balances

c)  In 2007, the Company concluded that certain derivative financial instruments designated as hedges as defined in SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” in 2006 and 2005, were not appropriately reflected in the 2006 and 2005 U.S. GAAP reconciliation note to the Company’s consolidated financial statements.  Consequently, the Company has restated its 2006 and 2005 U.S. GAAP reconciliation as follows:

	2006		2005
	U.S. GAAP previously reported	U.S. GAAP as restated	U.S. GAAP previously reported	U.S. GAAP as restated
Other assets, intangible assets and goodwill	617	619	376	385
Other liabilities	466	469	297	300
Accumulated other comprehensive income	(40)	(40)	(57)	(51)
Shareholders’ equity	1,166	1,166	921	927
Comprehensive income (loss)	35	29	(161)	(156)

The restatement also resulted in an adjustment of $1 million to accumulated other comprehensive income as at January 1, 2005. The restatement had no impact on net earnings (loss), net earnings (loss) per share and cash flows.

Reconciliation of net earnings (loss), shareholders’ equity and balance sheet

d)  The following summary sets out the material adjustments to the Company’s reported net earnings (loss), shareholders’ equity and balance sheet which would be made in order to reconcile to U.S. GAAP. It also sets out a statement of changes in shareholders’ equity under U.S. GAAP.

Reconciliation of net earnings (loss)

	Note	2007	2006	2005
Net earnings (loss) under Canadian GAAP		95	3	(97)
U.S. GAAP adjustments:
Start-up costs	e)	—	1	—
Gain realized on formation of Norampac	f)	(4)	(5)	(4)
Change in fair value arising from foreign exchange forward contracts	g)	—	(2)	(4)
Change in fair value arising from commodity derivative financial instruments	g)	—	(3)	—
Inventory costs	h)	6	—	—
Employee future benefits	i)	(2)	(1)	—
Excess of redemption price of Class B preferred shares on their paid-up capital	j)	(1)	(1)	—
Tax effect on above adjustments		(4)	4	3
Net earnings (loss) under U.S. GAAP		90	(4)	(102)
Net earnings (loss) under U.S. GAAP from continuing operations		109	12	(25)
Net loss under U.S. GAAP from discontinued operations		(19)	(16)	(77)
		90	(4)	(102)
Basic net earnings (loss) under U.S. GAAP from continuing operations per common share		1.10	0.15	(0.31)
Basic and diluted net earnings (loss) under U.S. GAAP per common share		0.91	(0.05)	(1.26)

Statement of changes in shareholders’ equity under U.S. GAAP

	2007		2006		2005
	Number of shares	Amount $	Number of shares	Amount $ (restated – (c))	Number of shares	Amount $ (restated —(c))
Common stock
Balance – Beginning of year	99,533,654	503	80,818,540	259	81,361,580	261
Shares issued	—	—	18,868,585	250	—	—
Shares issued on exercise of stock options	103,397	1	131,229	2	12,560	—
Redemption of common shares	(492,700)	(2)	(284,700)	(1)	(555,600)	(2)
Share issue costs, net of related income taxes	—	—	—	(7)	—	—
Balance – End of year	99,144,351	502	99,533,654	503	80,818,540	259
Adjustment relating to stock options
Balance – Beginning of year		10		8		7
Adjustment for the year		1		2		1
Balance – End of year		11		10		8
Retained earnings
Balance – Beginning of year		691		711		830
Net earnings (loss) for the year		90		(4)		(102)
Dividend on common shares		(16)		(13)		(13)
Excess of common share redemption price over its paid-up capital		(3)		(3)		(4)
Balance – End of year		762		691		711
Accumulated other comprehensive income
Balance – Beginning of year		(40)		(51)		2
Restatement (see (c))		—		—		1
Restated balance – Beginning of year		(40)		(51)		3
Annual changes – net of tax
Foreign currency translation		(41)		27		(48)
Change in fair value of foreign exchange forward contracts designated as cash flow hedges		4		—		(4)
Change in fair value of commodity derivative financial instruments designated as cash flow hedges		2		(7)		6
Minimum pension liability		—		13		(8)
Unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans		(5)		(22)		—
Rounding		1		—		—
Balance – End of year		(79)		(40)		(51)
Rounding		(2)		2		—
Shareholders’ equity – End of year		1,194		1,166		927

Reconciliation of shareholders’ equity

	Note		2007	2006
				(restated — (c))
Shareholders’ equity under Canadian GAAP			1,199	1,157
U.S. GAAP adjustments:
Start-up costs	e	)	(6)	(6)
Gain realized on formation of Norampac	f	)	44	48
Unrealized gains arising from foreign exchange forward contracts	g	)	—	—
Unrealized gains arising from commodity derivative financial instruments	g	)	(1)	1
Inventory costs	h	)	6	—
Employee future benefits	i	)	(13)	(11)
Unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans	i	)	(55)	(48)
Tax effect on above adjustments			13	17
Excess of redemption price of Class B preferred shares on their paid-up capital	j	)	7	8
Shareholders’ equity under U.S. GAAP			1,194	1,166

Reconciliation of balance sheet

		2007		2006
	Note	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP (restated -(c))
Current assets	g) h)	1,204	1,203	1,232	1,232
Property, plant and equipment	f) h) and j)	1,886	1,925	2,063	2,098
Intangible assets, other assets and goodwill	b) e) f) g) i) and n)	679	679	616	619
Long-term debt	g)	1,570	1,582	1,657	1,656
Other liabilities	b) and e) to j)	377	408	439	469
Shareholders’ equity	b) and e) to j)	1,199	1,194	1,157	1,166

The amounts shown in the above table include joint ventures accounted for by the proportionate consolidation method, as indicated under (t), in accordance with both Canadian and U.S. GAAP.

e)  Under Canadian GAAP, start-up costs are deferred and amortized over a period not exceeding five years. Under U.S. GAAP, start-up costs are accounted for under Statement of Position (“SOP”) No. 98-5, “Reporting on the Costs of Start-Up Activities”, and are included in the statement of earnings in the period they are incurred.

f)   On December 30, 1997, the Company and Domtar Inc. merged their respective containerboard and corrugated packaging operations to form Norampac Inc., a 50-50 joint venture. Under Canadian GAAP, a portion of the gain realized on the transaction of an original amount of approximately $58 million, net of related taxes, was recorded against property, plant and equipment and goodwill. Under U.S. GAAP, this gain would have been recognized in earnings on December 30, 1997. Therefore, an adjustment is required to adjust amortization expenses recorded under Canadian GAAP. As disclosed in note 5(b), the Company acquired the remaining outstanding common shares of Norampac on December 29, 2006.

In addition, under U.S. GAAP, additional liabilities have been included in the allocation of the purchase price at the date of the transaction with respect to employee future benefits with a corresponding adjustment to goodwill.

g)  As disclosed under note 2, the Company adopted sections 1530, 3251, 3855 and 3865 (referred to as the “Sections”) of the CICA Handbook with respect to measurement and recognition of financial instruments, hedges, equity and comprehensive income. These Sections essentially harmonized Canadian GAAP and U.S. GAAP. Upon adoption of these Sections under Canadian GAAP, deferred financing costs amounting to $12 million were added to the carrying value of the related long-term debt. Under U.S. GAAP, deferred financing costs are classified in other assets. With the exception of the latter, the adjustment resulting from the adoption of these Sections effective January 1, 2007 under Canadian GAAP had no impact on U.S. GAAP. Under Canadian GAAP, prior to January 1, 2007, gains and losses arising from foreign exchange forward contracts and options and commodity swap contracts used to hedge anticipated sales, purchases or interest were charged to earnings as an adjustment to sales, cost of sales or interest expense in the same period as the respective hedged item affects earnings.

Under U.S. GAAP, derivative financial instruments concluded before January 1, 2004 are not designated as hedges as defined in SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”; therefore these instruments are marked to market on the balance sheet with fluctuations recorded in earnings.

Under U.S. GAAP, derivative financial instruments designated as cash flow hedges as defined in SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” are marked to market on the balance sheet with a corresponding adjustment to other comprehensive income. Amounts recorded in accumulated other comprehensive income are reclassified to earnings as adjustments to sales, cost of sales or interest expense in the same period as the respective hedged item affects earnings.

h)  Under U.S. GAAP, inventory costs represent the sum of the applicable expenditures and charges directly or indirectly incurred in bringing a product to its existing condition. Accordingly, unlike Canadian GAAP, inventory costs should include, among other things, an allocation of amortization and depreciation expense recorded on production equipment. As a result, an amount of $4 million (net of income taxes of $2 million) was recognized in earnings under U.S. GAAP to reflect the cumulative adjustments required in order to account for the allocation of such cost as a component of inventory costs.

i)   Under U.S. GAAP in accordance with SFAS 158, the Company recognizes the overfunded or underfunded status of its defined benefits plans as an asset or liability with changes in that funded status recognized through comprehensive income. Prior to the adoption of SFAS 158 effective December 31, 2006 as described in note 24(b), a minimum pension liability adjustment was recorded for plans whose accumulated benefit obligation exceeded the fair value of plan assets. The excess of its liability over the intangible assets, which can also be recorded for the plan, was recorded in comprehensive income. These adjustments are not required under Canadian GAAP. Other than what is disclosed above, since the adoption of CICA 3461, “Employee Future Benefits”, on January 1, 2000, the treatment of pension costs is not materially different from U.S. GAAP. The remaining adjustments result mainly from actuarial gains and losses which arose prior to January 1, 2000.

j)   In 2003, the Company redeemed all of the outstanding Class B preferred shares of a subsidiary for a consideration of $16 million. Under Canadian GAAP, the excess of the redemption price of $10 million over the recorded capital was included in retained earnings. Under U.S. GAAP, as these preferred shares represent a non-controlling interest, the excess of $10 million would have been recorded as an increase of $15 million in property, plant and equipment and an increase of $5 million in future income tax liabilities. The adjustment of $15 million in property, plant and equipment is amortized on a straight-line basis over a period of 20 years. In addition, under U.S. GAAP, the premium paid on redemption would be classified under investing activities rather than financing activities.

k)  Under U.S. GAAP, the amounts for each category of cash flows from discontinued operations presented in note 4 would be presented directly on the statement of cash flows.

l)   Under U.S. GAAP, financing charges incurred in 2006 and 2005 amounting to $3 million and $2 million respectively would be classified under operating activities rather than financing activities.

m) Under Canadian GAAP, costs related to share issuance are presented in retained earnings, net of related income taxes. Under U.S. GAAP, share issue costs (2007 - nil; 2006 - $7 million; 2005 - nil) are recorded as a reduction of capital stock.

n)  Under Canadian GAAP, prior to January 1, 2007 (refer to note 2), the Company’s deferred financing costs were amortized on a straight-line basis over the anticipated period of repayment of the underlying debt. Under U.S. GAAP, such costs are amortized using the interest method. Amortization under both methods is not materially different for each of the periods presented.

o)  Under Canadian GAAP, the Company accounts for its deferred share unit plan using the intrinsic value model. Under U.S. GAAP, the deferred share unit plan is accounted for at fair value using a Black-Scholes pricing model. Both methods do no result in materially different results for each of the periods presented.

p)  Under U.S. GAAP, income tax expense would be reduced by $13 million in 2007 (2006 - $9 million; 2005 - $10 million) for tax credits relating to research and development expenses, which are recognized as a reduction of cost of sales under Canadian GAAP.

q)  Certain prior years’ figures have been reclassified to conform to the presentation adopted in 2007, mainly the present certain U.S. GAAP reconciling items on a pre-tax basis and to consider the impact of reclassifications described in note 4. The reclassification performed had no impact on net earnings (loss), balance sheet items, shareholders’ equity and cash flows under U.S. GAAP.

r)   Comprehensive income (loss)

	2007	2006	2005
		(restated - (c))	(restated - (c))
Net earnings (loss) under U.S. GAAP	90	(4)	(102)
Other comprehensive income
Change in foreign currency translation of self-sustaining foreign subsidiaries	(41)	27	(48)
Minimum pension liability adjustment (1)	—	13	(8)
Change in fair value of foreign exchange forward contracts designated as cash flow hedges (2)	4	—	(4)
Change in fair value of commodity derivative financial instruments designated as cash flow hedges (3)	2	(7)	6
Unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans (4)	(5)	—	—
Comprehensive income (loss) under U.S. GAAP	50	29	(156)

(1)	The minimum pension liability adjustments are presented net of related income taxes of $7 million and $4 million for the years ended December 31, 2006 and 2005 respectively.
(2)	The change in fair value of foreign exchange forward contracts is presented net of related income taxes of $2 million (2006 - nil; 2005 - $2 million).
(3)	The change in fair value of commodity derivative financial instruments is presented net of related income taxes of $1 million (2006 - $3 million; 2005 - $3 million).
(4)	The unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans adjustment is presented net of related income taxes of $2 million.

s)  Accumulated other comprehensive income (loss)

	2007	2006
		(restated - (c))
Cumulative foreign currency translation adjustments	(49)	(10)
Cumulative unrealized gains arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes	4	—
Cumulative unrealized gains arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes	2	1
Unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans, net of related income taxes	(36)	(31)
	(79)	(40)

t)   Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, they are accounted for using the equity method. The different accounting treatments affect only the presentation and classification of financial statement items and not net earnings or shareholders’ equity. Rules prescribed by the U.S. Securities and Exchange Commission (“SEC”) permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. As required, the Company discloses in note 22 the major components of its financial statements resulting from the use of the proportionate consolidation method to account for its interests in joint ventures.

Accounting pronouncements not yet adopted under U.S. GAAP

u)  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, and therefore does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). In February 2008, the FASB amended SFAS No. 157 to exclude leasing transactions and to delay the effective date by one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

v)  In February 2007, the FASB published SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115”. This standard permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. This new standard will be effective for fiscal years beginning after November 15, 2007. The Company is presently evaluating the impact of this new standard.

w) In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”, and SFAS 141(R), “Business Combinations”. SFAS 160 and SFAS 141(R) introduce significant changes in the accounting and reporting for business acquisitions and non-controlling interest in a subsidiary. SFAS 160 also changes the accounting for and reporting of the deconsolidation of a subsidiary. SFAS 141(R) continues the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. These new standards will be effective for fiscal years beginning after December 15, 2008. The Company is presently evaluating their impact.